                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ] Preliminary Proxy Statement
[ ] Confidential, For Use of the Commission only (as permitted by
    Rule 14a-6(e)(2))
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to Sec.240.14a-11(c) or Sec.240.14a-12


                            UNITED RETAIL GROUP, INC.
                (Name of Registrant as Specified In Its Charter)


       (Name of Person(s) Filing Proxy Statement if Other than Registrant)


Payment of Filing Fee (Check the appropriate box):

         [X]      No fee required.
         [ ]      Fee computed on table below per Exchange Act Rules 14a-6(i)(4)
                  and 0-11.

                  1)       Title of each class of securities to which
                           transaction
                           applies:.............................................

                  2)       Aggregate number of securities to which transaction
                           applies:.............................................

                  3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined.).........

                  4)       Proposed maximum aggregate value of
                           transaction:.........................................

                  5)       Total fee paid:......................................

         [  ]     Fee paid previously with preliminary materials.

         [  ]     Check box if any part of the fee is offset as provided by
                  Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

                  1)       Amount Previously Paid: .............................


                  2)       Form, Schedule or Registration Statement No. ........


                  3)       Filing Party: .......................................


                  4)       Date Filed: .........................................

                                        April 23, 1998


Dear Stockholder:

I wish to extend a cordial invitation to the sixth Annual Meeting of the stockholders of United Retail Group, Inc., which will be held at the Sheraton Crossroads Hotel in Mahwah, New Jersey, at 11 o'clock on Thursday morning, May 21, 1998.

Formal notice of the Annual Meeting and the Proxy Statement are contained on the following pages. I urge that you read the Proxy Statement and then cast your vote on the accompanying proxy. The Annual Report of the Company for 1997 is enclosed. Also enclosed is an admittance card to be presented to the usher, the back of which contains directions to the meeting place.

Please be sure to mark, date, sign and return the proxy promptly, so that your shares will be represented at the meeting.

I look forward to greeting you at the meeting and reporting on the Company's business and outlook.

                                        Sincerely yours,


                                        RAPHAEL BENAROYA

                                        Raphael Benaroya
                                        Chairman

IMPORTANT: To ensure the presence of a quorum at the meeting, it is important that your stock be represented, whether or not you plan to attend. Please mark, date and sign the accompanying proxy and return it promptly in the enclosed postpaid envelope. This proxy is solicited by the Board of Directors of the Company.



                            UNITED RETAIL GROUP, INC.

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 21, 1998


The sixth Annual Meeting of the stockholders of United Retail Group, Inc. will be held at the Sheraton Crossroads Hotel, Route 17 North, Mahwah, New Jersey, on Thursday, May 21, 1998, at
11 o'clock in the morning, for the following purposes:

         - electing eight directors;

         - approving the issuance of employee stock options to purchase a total of 300,000 shares of Common Stock of the Company, equivalent to 2.3% of the outstanding shares

         - transacting any and all other business that may properly come before the meeting.

A list of stockholders may be examined during business hours at the Sheraton Crossroads during the 10 days preceding the date of the Annual Meeting of Stockholders.

The Board of Directors has fixed April 13, 1998 as the record date for the determination of stockholders entitled to vote at this meeting and only stockholders of record on that date shall be entitled so to vote.

                                             By Order of the Board of Directors,


                                             GEORGE R. REMETA

                                             George R. Remeta
April 23, 1998                               Secretary

                            UNITED RETAIL GROUP, INC.
                             365 WEST PASSAIC STREET
                         ROCHELLE PARK, NEW JERSEY 07662


                                 PROXY STATEMENT
                              DATED APRIL 23, 1998


                         ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 21, 1998



The accompanying proxy is solicited by the Board of Directors of United Retail Group, Inc. (the "Company") to be voted at the Annual Meeting of Stockholders to be held May 21, 1998, and any adjournments thereof. When the proxy is properly executed and returned, the shares it represents will be voted at the meeting as directed. If no specification is indicated, the shares will be voted FOR election of the nominees named in this Proxy Statement, and FOR approval of the issuance of employee stock options to purchase a total of 300,000 shares of Common Stock of the Company, equivalent to 2.3% of the outstanding shares. Any stockholder giving a proxy, however, has the power to revoke it prior to its exercise by notice of revocation to the Company in writing or by execution of a subsequent proxy (provided that such action must be taken in sufficient time to permit the necessary examination and tabulation of the subsequent proxy or revocation before the vote is taken) or by voting in person at the Annual Meeting. If a stockholder wishes to give a proxy to someone other than the individuals named as proxies in the proxy card, he or she may cross out the names appearing in the enclosed proxy card, insert the name of some other person, initial the insertion, sign and date the proxy card and give the proxy card and the admittance card to that person for use at the meeting.

The shares entitled to vote at the meeting consist of shares of Common Stock of the Company, with each share entitling the holder of record to one vote. At the close of business on April 13, 1998, the record date for the Annual Meeting, there were outstanding 13,085,188 shares of Common Stock. This Proxy Statement and the accompanying form of proxy are first being sent to stockholders on or about April 23, 1998.

                              ELECTION OF DIRECTORS

NOMINEES

Eight nominees for the Board of Directors of the Company will be elected at the Annual Meeting of Stockholders for a term expiring at the Annual Meeting of Stockholders in 1999 or until their successors are elected and qualified. In the event any of the nominees shall be unable to serve as a Director, it is intended that the proxies will be voted for the election of a person nominated by the Board of Directors in substitution. The Company has no reason to believe that any nominee for the Board of Directors will be unable to serve as a Director if elected.

Stockholders of record on the record date wishing to nominate persons for election as Directors may do so by delivering or mailing to the Secretary of the Company, not less than 14 days prior to the Annual Meeting of Stockholders, a notice setting forth (a) the name, age, business address and, if known, residence address of each nominee proposed in such notice, (b) the principal occupation or employment of each such nominee and (c) the number of shares of Common Stock of the Company beneficially owned by each such nominee. No person may be elected as a Director unless he or she has been nominated by a stockholder in the manner just described or by the Board of Directors.

The eight nominees receiving the highest number of votes will be elected Directors and will constitute the entire Board. Proxies that withhold authority to vote will be counted only for quorum purposes. Broker non-votes will not be counted for any purpose.

BUSINESS EXPERIENCE

The nominees proposed by the Board of Directors are listed below.

Mr. Raphael Benaroya, age 50, has been the Company's Chairman of the Board, President and Chief Executive Officer since before 1993. Mr. Benaroya is a director of Russ Berrie and Company, Inc.

Mr. George R. Remeta, age 48, has been the Chief Financial Officer, Secretary and a Director of the Company since before 1993. In 1993, Mr. Remeta was named Vice Chairman of the Company.

Mr. Joseph A. Alutto, age 57, a Director of the Company since December 1992, has been the Dean of the Max M. Fisher School of Business at Ohio State University since before 1993. Mr. Alutto is a director of Comptek Research, Inc.

Mr. Russell Berrie, age 65, a Director of the Company since December 1992, founded Russ Berrie and Company, Inc., an international gift manufacturer, in 1963 and has since then been its Chairman of the Board and Chief Executive Officer.

Mr. Joseph Ciechanover, age 64, a Director of the Company since May 1995, has been Chairman of the Board of El Al Israel Airlines Ltd. since February 1995. He was President of PEC Israel Economic Corporation ("PEC"), a holding company with interests in various industries, principally in Israel, from December 1994 to before 1993. Mr. Ciechanover is a director of PEC.

Mr. Ilan Kaufthal, age 50, a Director of the Company since December 1992, is a Vice Chairman of Schroder & Co. Incorporated, an investment banking firm, and has been an executive there since before 1993. Mr. Kaufthal is a director of Cambrex Corporation, ASI Solutions, Inc. and Russ Berrie and Company, Inc.

Mr. Vincent P. Langone, age 55, a Director of the Company since February 1994, was the Chairman of the Board, President and Chief Executive Officer of Formica Corporation, a manufacturer of Formica(R) brand laminate, from before 1993 to 1995. In 1996, his principal occupation was Chairman of the Board of L&S Associates, Inc., a management consulting firm. He has been President and Chief Executive Officer of Interbuild International, Inc., a venture capital firm, since 1997. Mr. Langone is a director of Summit Bank and Brand
Scaffolding Services, Inc.

Richard W. Rubenstein, Esq., age 53, a Director of the Company since December 1991, has been a partner at Squire, Sanders & Dempsey, a law firm, since May 1994 and was previously a partner at Schwartz, Kelm, Warren & Rubenstein, a law firm, since before 1993. Mr. Rubenstein is a director of AmeriLink Corporation.

INFORMATION CONCERNING THE BOARD OF DIRECTORS AND CERTAIN COMMITTEES

The Company's Board of Directors held five meetings in Fiscal 1997. During Fiscal 1997, all of the Directors except Mr. Kaufthal attended 75% or more of the total number of meetings of the Board and of committees of the Board on which they served.

Subject to approval by the Board, standing committees of Directors take action in their respective areas of responsibility.

The Compensation Committee of the Board recommends executive compensation. See, "Compensation Committee Report" regarding the Directors who served on the Compensation Committee in Fiscal 1997. The Compensation Committee held four meetings in Fiscal 1997.

The Audit Committee of the Board reviews and confirms the selection of the Company's independent public accountants, oversees special audits and reviews and makes recommendations to the Board regarding transactions between United Retail Incorporated, a subsidiary of the Company, and affiliates of The Limited and of Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company. See, "Certain Transactions." Its members during Fiscal 1997 were Ms. Christina A. Mohr, as Chair of the Committee, and Messrs. Alutto and Kaufthal. (Ms. Mohr is not standing for reelection.) The Audit Committee held three meetings in Fiscal 1997.

The Nominating Committee of the Board nominates suitable persons for election as Directors of the Company. Its members during Fiscal 1997 were Mr. Benaroya, as Chair of the Committee, and Messrs. Berrie and Rubenstein. Stockholders of record are permitted to nominate persons for election (see "Election of Directors-Nominees" above); therefore, no formal procedures exist for stockholders to make nominee recommendations to the Nominating Committee. The Nominating Committee held one meeting in Fiscal 1997. The Board's nominees for election as Directors at the sixth Annual Meeting of Stockholders were selected by the Nominating Committee at a meeting held in February 1998.

DIRECTOR COMPENSATION

Each Director who is not employed by the Company receives $3,000 for each Board meeting that he or she attends. In addition, a non-management Director receives $1,000 for each additional day on which he or she attends a committee meeting.

Each of the Public Directors (see, "Security Ownership of Management - Stockholders' Agreement") annually receives an award under the Company's 1996 Stock Option Plan of nonqualified options to purchase 3,000 shares of Common Stock exercisable at the then current market price for a term of 10 years. Each option becomes exercisable as to 600 shares on completion of each full year of service as a Director after the date of grant, provided, however, that each option becomes fully exercisable in the event that the Company enters into certain transactions, including certain mergers or the sale of all or substantially all of the Company's assets, and becomes fully exercisable upon the retirement of a Public Director from the Board in the discretion of the Compensation Committee of the Board.

                        SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth, as of March 31, 1998, certain information with respect to the beneficial ownership of shares of Common Stock of the Chief Executive Officer of the Company, the four most highly compensated executive officers of the Company and its subsidiaries in Fiscal 1997 other than the Chief Executive Officer, each Director, and all Officers and Directors as a group, and their percentage ownership. See, "-Stockholders' Agreement" for a description of voting arrangements to which the shares held by Messrs. Benaroya and Remeta and Ms. Demaio are subject. Otherwise, except as noted below, each of the persons listed has sole investment and voting power with respect to the shares indicated. All information was determined in accordance with Rule 13d-3 under the Exchange Act based on information furnished by the persons listed.

                       Name of Beneficial                                    Amount of           Percent of
                            Owner or                                        Beneficial           Outstanding
                        Identity of Group                                    Ownership             Shares
                        -----------------                                    ---------             ------

Mr. Raphael Benaroya(1)..................................................    2,599,507              19.4%
Mr. George R. Remeta(2)..................................................      457,888               3.5%
Kenneth P. Carroll, Esq.(3)..............................................       42,355                *
Ms. Ellen Demaio(4)......................................................       45,000                *
Ms. Carrie Cline-Tunick(5)  .............................................        4,000                *
Mr. Joseph A. Alutto(6) (7)..............................................       12,250                *
Mr. Russell Berrie(6)  ..................................................       36,000                *
Mr. Joseph Ciechanover(8)   .............................................        3,600                *
Mr. Ilan Kaufthal(6) (9).................................................       86,000                *
Mr. Vincent P. Langone(10) ..............................................       29,000                *
Ms. Christina A. Mohr(11)................................................        1,000                *
Richard W. Rubenstein, Esq...............................................          200                *


All Officers and Directors as a group ...................................    3,489,524              25.5%
    (20 persons) (12)

-------------------

(1) Includes 321,570 shares which may be acquired within 60 days by the exercise of stock options.
(2) Includes 116,000 shares which may be acquired within 60 days by the exercise of stock options.
(3) Includes 28,000 shares which may be acquired within 60 days by the exercise of stock options.
(4) Includes 20,000 shares which may be acquired within 60 days by the exercise of stock options.
(5) Includes 4,000 shares which may be acquired within 60 days by the exercise of stock options.
(6) Includes 11,000 shares which may be acquired within 60 days by the exercise of stock options.
(7)      The outstanding shares are held jointly with his wife.
(8) Consists of shares which may be acquired within 60 days by the exercise of stock options.
(9) Excludes shares held by Schroder & Co. Incorporated, of which Mr. Kaufthal is a Vice Chairman, and as to which he disclaims beneficial ownership. The outstanding shares owned beneficially are held jointly with his wife.
(10) Includes 6,000 shares which may be acquired within 60 days by the exercise of stock options and includes 400 shares held by a partnership, as to which he disclaims beneficial ownership.
(11) Excludes shares held by Salomon Bros., Inc., of which Ms. Mohr is a managing director, and as to which she disclaims beneficial ownership. Ms. Mohr is not standing for reelection.
(12) Includes 601,170 shares which may be acquired within 60 days by the exercise of stock options.

* Less than one percent.

STOCKHOLDERS' AGREEMENT

At February 20, 1998, a total of approximately 41% of the outstanding Common Stock was held by parties to the Restated Stockholders' Agreement dated December 23, 1992 and amended as of June 1, 1993, February 1, 1997 and April 6, 1998 (the "Restated Stockholders' Agreement"), among the Company, Limited Direct Associates, L.P. ("LDA"), Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, and certain other officers of the Company and certain former associates of the Company. The Restated Stockholders' Agreement provides, among other things, that the parties shall take such action, including the voting of shares of Common Stock, as may be necessary to cause the Board of Directors to be elected in the following manner:

      (a) the Board of Directors shall consist of eight members, of whom two are persons ("Management Directors") nominated by the Chairman of the Board, one is a person ("LDA Director") nominated by LDA and five are persons ("Public Directors") who are not affiliates of (i) Mr. Benaroya, (ii) certain executives of the Company or (iii) Mr. Benaroya's or such executives' Permitted Transferees under the Restated Stockholders' Agreement (collectively, "Management Investors") or (iv) LDA, named by the Nominating Committee and approved by the Board of Directors;

      (b) if the holdings of the Management Investors increase to at least 3,010,000 shares of Common Stock, the Chairman of the Board shall be entitled to nominate one additional Management Director, for a total Board membership of nine, for so long as he and his family continue to hold at least 500,000 shares of Common Stock, he remains Chairman of the Board and the Management Investors continue to hold at least 2,010,000 shares, provided, however, that in the event the number of shares held by the Chairman (and his family) and the Management Investors falls below 500,000 shares and 2,010,000 shares, respectively, the Chairman shall thereafter nominate two persons, rather than three persons, for election as Directors;

      (c) in the event of Mr. Benaroya's termination as Chairman of the Board under any circumstances, (i) he shall be entitled to nominate one Director so long as he and his family continue to hold at least 100,000 shares of Common Stock, (ii) one other person, who would otherwise have been nominated by him as a Director, shall be named instead by the Nominating Committee and approved by the Board of Directors and (iii) if the Board then has nine members, the Board membership shall be decreased to eight; and

      (d) the rights of Mr. Benaroya and LDA to nominate Directors shall expire if their stockholdings fall below 100,000 shares of Common Stock, and, in the case of Mr. Benaroya, he no longer serves as Chairman of the Board; in which case the Director who would otherwise be nominated by such party shall be named instead by the Nominating Committee and approved by the Board of Directors.

Both Management Directors abstain from votes involving the personal interests of either Management Director. The LDA Director abstains from votes involving the interests of The Limited and its affiliates.

The voting arrangement under the Restated Stockholders' Agreement described above expires on July 17, 1999.

The proposed Management Directors are Messrs. Benaroya and Remeta; and the proposed LDA Director is Mr. Rubenstein.

                             EXECUTIVE COMPENSATION

The following table sets forth the aggregate compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company and its subsidiaries for the fiscal year indicated.

                           SUMMARY COMPENSATION TABLE

                                                                                     Long-Term
                                                                                 Compensation Awards

   Name and                                       Annual Compensation(1)     Securities Underlying Options(3)  All Other
Principal Positions                     Year      Salary            Bonus(2)      (numbers of shares)       Compensation(4)
-------------------                     ----      ------            --------      -------------------       ---------------

Mr. Raphael Benaroya,                   1997     $550,000          $ 330,000                -0-                $ 82,000
  Chairman of the Board,                1996     $550,000                -0-                -0-                $ 53,000
  President and Chief                   1995     $551,000                -0-            150,000                $ 62,000
  Executive Officer(5)

Mr. George R. Remeta,
  Vice Chairman of the                  1997     $350,000          $ 175,000                -0-                $ 48,000
  Board-Chief Financial                 1996     $349,000                -0-                -0-                $ 29,000
  Officer, Secretary and                1995     $321,000                -0-             60,000                $ 25,000
  Director(6)

Kenneth P. Carroll, Esq.,               1997     $210,000          $  84,000             10,000                $ 25,000
  Senior Vice President                 1996     $209,000                -0-             65,000                $ 16,000
   -General Counsel(7)                  1995     $198,000                -0-                -0-                $ 14,000

Ms. Ellen Demaio,
  Senior Vice President                 1997     $200,000          $  80,000                -0-                $ 24,000
   -Merchandise of United               1996     $200,000                -0-             30,000                $ 16,000
   Retail Incorporated(8)               1995     $201,000                -0-             20,000                $ 16,000

Ms. Carrie Cline-Tunick                 1997     $300,000          $  60,000                -0-                     -0-
  Vice President                        1996     $225,000          $  20,000             10,000                     -0-
  -Product Design and                   1995          -0-                -0-                -0-                     -0-
   Development of United
   Retail Incorporated(9)

(1) The amounts shown are rounded and include deferred compensation but do not include premiums for supplemental disability insurance, perquisites and other personal benefits, if any, the value of all of which for each named officer did not exceed the lesser of $50,000 or 10% of the aggregate salary and bonus compensation for such officer.

(2) The amounts shown are rounded and include payments as a bonus in a subsequent year for services rendered in the year indicated.

(3) The Company had no long-term compensation plan other than plans which provided for options to purchase shares of Common Stock. The options listed in the table include replacement options issued in exchange for surrender of an equal number of previously issued options with higher exercise prices. The exercise price of each option listed in the table was at or above the current market price per share of Common Stock on the date of grant.

---------------------------
Footnotes continued on following page.

(4) The amounts shown are rounded and consist principally of contributions by the Company to the Retirement Savings Plan and Supplemental Retirement Savings Plan based on the salary and bonus received for the year indicated and, in the case of Messrs. Benaroya and Remeta, premiums on individual term life insurance policies. In Fiscal 1997, the respective amounts of approximately $11,000 and $3,000 were paid as life insurance premiums for Mr. Benaroya and Mr. Remeta.

(5) In 1995, Mr. Benaroya surrendered outstanding options to purchase 150,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. Therefore, there was no net gain in the number of options outstanding as a result of the 1995 grant. The following replacement options were issued under the Restated 1990 Stock Option Plan (the "1990 Plan"): (i) incentive stock option granted on February 22, 1995 to purchase 23,528 shares at a price of $9.35 for a term of five years with four year vesting; (ii) nonqualified stock option granted on February 22, 1995 to purchase 26,472 shares at a price of $8.50 for a term of 10 years with five year vesting; and (iii) nonqualified stock option granted on August 17, 1995 to purchase 100,000 shares at a price of $8.50 for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the 1990 Plan.

(6) In 1995, Mr. Remeta surrendered outstanding options to purchase 60,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. Therefore, there was no net gain in the number of options outstanding as a result of the 1995 grant. The following replacement options were issued under the 1990 Plan: (i) nonqualified stock option to purchase 20,000 shares; and (ii) incentive stock option to purchase 40,000 shares. The replacement options are exercisable at a price of $8.50 for a term of 10 years with five year vesting. Vesting of the options is subject to acceleration in accordance with the provisions of the 1990 Plan.

(7) Mr. Carroll was promoted from Vice President-General Counsel in March 1996. In 1996, he surrendered outstanding options to purchase 55,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. The replacement options issued in 1996 are incentive stock options exercisable at a price of $5.125. Additional options granted in 1996 are incentive stock options to purchase 10,000 shares at an exercise price of $4.125. The options granted in 1997 are incentive stock options to purchase 10,000 shares at an exercise price of $3.125. All the foregoing options provide for a term of 10 years with five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the respective Plans.

(8) Ms. Demaio was promoted from Vice President-Merchandise in February 1995. In 1996, she surrendered outstanding options to purchase 30,000 shares in exchange for replacement options to purchase an equal number of shares at a lower exercise price. Therefore, there was no net gain in the number of options outstanding as a result of the 1996 grant. All the stock options held by Ms. Demaio, totalling 38,000 shares, had the benefit of an arrangement in which the Company will pay Ms. Demaio the difference if $34.28 exceeds the market price per share at the time of exercise. The payment is conditioned, among other things, on the Company's achieving annual net sales of $1 billion and operating income of at least 7% of net sales. The options issued in 1996 are incentive stock options exercisable at a price of $5.125 with a term of 10 years and five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the 1990 Plan. United Retail Incorporated is the Company's operating subsidiary.

(9) Annual compensation for Fiscal 1996 includes non-recurring payments that were a part of Ms. Cline-Tunick's hiring package. The options granted are incentive stock options to purchase 10,000 shares at an exercise price of $5.125 with a term of 10 years and five year vesting. Vesting of options is subject to acceleration in accordance with the provisions of the 1990 Plan.

EMPLOYMENT AGREEMENTS

The Company has Restated Employment Agreements with Messrs. Benaroya and Remeta entered into on July 14, 1989 and restated as of November 1, 1991. The Company also has an Employment Agreement with Mr. Carroll entered into on March 1, 1996. The Agreements expire on May 20, 1999. Under the Agreements, annual base salaries are adjusted for inflation and may be increased further by the Compensation Committee of the Board of Directors. See, "Summary Compensation Table" and "Report of Compensation Committee." The Agreements also provide for the award of bonuses ("Incentive Compensation Bonuses") with respect to each spring season and each fall season based on meeting or exceeding seasonal earnings targets. The contractual earnings targets are established by the Compensation Committee of the Board and for Fiscal 1997 were the operating income targets applicable under the Company's incentive program for officers. The potential bonus ranges from nothing to a specified percentage of the officer's base salary. The potential bonus ranges up to 120% of base salary for Mr. Benaroya, up to 100% for Mr. Remeta and up to 80% for Mr. Carroll.

If the Company terminates employment without cause (as defined in the pertinent Agreement) before the end of the contractual term, the Company must pay the officer, in addition to accrued salary and benefits earned to the date of termination, (a) severance pay for three years after the termination, plus a tax gross-up which reimburses him for any federal excise taxes owed to the extent that Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), applies to the payment, and (b) a pro-rata bonus for the season in which termination occurs. The annual severance pay is $500,000 for Mr.
Benaroya, $250,000 for Mr. Remeta and $210,000 for Mr. Carroll.

United Retail Incorporated has an Employment Agreement with Ms. Cline-Tunick entered into on March 26, 1998 and expiring on March 26, 2003. The Employment Agreement provides for a base salary of $300,000 per annum and an Incentive Compensation Bonus up to 40% of base salary. If United Retail Incorporated terminates her employment without cause (as defined in the Employment Agreement) before the end of the contractual term, she is entitled, in addition to accrued salary and benefits earned to the date of termination, to (a) one year's base salary as severance pay and (b) a pro-rata bonus for the season in which termination occurs.

The Agreements also contain covenants not to compete during employment or while severance pay is being received and not to disclose confidential information at any time during or after employment. The associates with employment contracts are expressly under no obligation to seek other employment during the severance period, and there would be no offset against any amounts due to them on account of any subsequent permitted employment.

RETIREMENT SAVINGS PLAN

The Company has a profit-sharing plan qualified under the Code, the Retirement Savings Plan (the "RSP"), in which all employees who have completed one year of service are eligible to participate. Each participant is entitled to direct that a contribution of 1%, 2% or 3% of his compensation be made under the RSP as a basic contribution that reduces his compensation under the Code. For each participant who makes a basic contribution, the Company makes a matching cash contribution equal to one-half of the basic contribution or such greater or lesser amount as the Company may determine in its sole discretion, provided, however, that in no event shall the matching contribution for a participant exceed certain maximum limits imposed by governmental regulations applicable to qualified plans. All contributions made by the Company are for the exclusive benefit of participants and vest 100% after seven years of service with the Company and in lesser percentages after six, five, four and three years of service with the Company.

The Company has a nonqualified supplemental retirement plan (the "SRSP"). Under the SRSP the Company makes cash contributions to a separate trust fund equal to the amount of contributions that it otherwise would have made pursuant to the terms of the RSP but which were disallowed by governmental regulations limiting contributions to qualified plans. The Company also makes cash retirement contributions to the trust fund under the SRSP equal to 6% of each participant's compensation, provided, however, that the Company may contribute a greater or lesser amount in its sole discretion and provided, further, that retirement contributions to the SRSP are limited to employees who earn $100,000 per annum or more and who were employed by the Company before 1993. Messrs. Benaroya, Remeta and Carroll and Ms. Demaio are the beneficiaries of retirement contributions under the SRSP.

The Benefits Committee of the Board of Directors oversees the RSP and SRSP.

The following table sets forth information with respect to the grant of stock options in Fiscal 1997 to the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries:

                        OPTION GRANTS IN LAST FISCAL YEAR

                                   Number of
                                   Securities          % of Total
                                   Underlying          Options Granted                              Potential Realizable Value at
                                   Option              to Employees in     Exercise    Expiration   Assumed Annual Rates of Stock
Name                               Granted             Fiscal Year         Price       Date         Appreciation for Option Term
----                               -------             -----------         -----       ----         ----------------------------
                                                                                                          5%            10%
                                                                                                          --            ---
Mr. Raphael Benaroya                    -0-
Mr. George R. Remeta                    -0-
Kenneth P. Carroll, Esq.              10,000              9.3%             $3.125      02/26/07        $ 19,653     $ 49,804
Ms. Ellen Demaio                         -0-
Ms. Carrie Cline-Tunick                  -0-
Total for group of five officers      10,000              9.3%                                         $ 19,653     $ 49,804

------------------

The assumed rates of growth in the table above were selected for illustration purposes only and are not intended to forecast future stock prices. The closing price of Common Stock on the trading day before the option grant was equal to the exercise price of the option granted. The option is an incentive stock option under the 1996 Stock Option Plan (the "1996 Plan") with five year vesting.

The following table sets forth information with respect to option exercises and total options held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries.


                 AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND
                       FISCAL 1997 YEAR END OPTION VALUES

                                                            Number of Securities
                                                            Underlying                             Value of Unexercised
                                                            Unexercised Options At                 In-The-Money Options At
                                                            Fiscal 1997 Year End                   Fiscal 1997 Year End(1)
                               Shares
                               Acquired
                               On              Value
Name                           Exercise        Realized     Exercisable    Non-Exercisable     Exercisable     Non-Exercisable
----                           --------        --------     -----------    ---------------     -----------     ---------------

Mr. Raphael Benaroya              -0-             -0-       1,245,933          91,567          $4,195,313             -0-
Mr. George R. Remeta              -0-             -0-         256,625          44,000          $  652,734             -0-
Kenneth P. Carroll, Esq           -0-             -0-          13,000          62,000          $    5,250      $   43,500
Ms. Ellen Demaio                  -0-             -0-          14,000          24,000          $    4,500      $    6,000
Ms. Carrie Cline-Tunick           -0-             -0-           2,000           8,000          $      500      $    2,000

------------------
(1)  Fair market value of the Common Stock at Fiscal 1997 year end was $5.375 per share.

                        REPORT OF COMPENSATION COMMITTEE

MEMBERSHIP; AUTHORITY

The Compensation Committee of the Board of Directors of the Company is composed of Richard W. Rubenstein, as Chairman, Ilan Kaufthal and Vincent Langone.

In February 1997, subject to approval by the Board of Directors, the Compensation Committee determined the cash compensation of each officer and other manager of the Company or its subsidiaries whose combined base salary and potential cash bonus could have exceeded $150,000 per annum except officers with employment contracts. See, "Executive Compensation - Employment Agreements." During Fiscal 1997, option grants were made from time to time by the Compensation Committee pursuant to the 1996 Stock Option Plan.

Insurance, retirement savings plans and other benefits were overseen by the Benefits Committee but were taken into account by the Compensation Committee. The Audit Committee reviewed transactions between the Company and its subsidiaries and their officers and their affiliates. See, "Certain Transactions."

POLICIES

The principal objective of the Company's Fiscal 1997 executive compensation program was to motivate officers and other senior managers to maximize the Company's operating income and thereby to increase stockholder returns. The program was intended to be competitive and thereby to encourage associates to remain in the Company's employ. Finally, the program was designed to be equitable. The principal components of the executive compensation program for Fiscal 1997 were:

                  - base salary with merit increases for certain officers without employment contracts

                  - formula-based cash bonus awards for achieving a seasonal (six-month) operating income target

                  - matching retirement savings contributions by the Company with a maximum of 1.5% of combined base salary and cash bonus if the officer contributed 3% or more

                  - stock options exercisable at fair market value on the date of grant

In addition, Company retirement savings contributions generally equal to 6% of combined base salary and cash bonus were made for the benefit of certain officers (see, "Executive Compensation - Retirement Savings Plan").

Except for base salaries, all the components of the executive compensation program were affected by the Company's operating income. In this way, the economic interests of the officers and other senior managers were aligned with those of the stockholders.

The operating income target (which the Company deems to be proprietary and confidential) for the bonus awards program was met in the Fall season of Fiscal 1997 and the bonuses were paid in accordance with the program formula.

CEO COMPENSATION

In Fiscal 1995, Fiscal 1996 and Fiscal 1997, the base salary of the Company's Chairman of the Board, President and Chief Executive Officer, Raphael Benaroya, was approximately $550,000 per annum, as he declined to be considered for a raise in Fiscal 1996 and Fiscal 1997. (With respect to Fiscal 1996 and Fiscal 1997, Mr. Benaroya also waived current payment of the annual cost of living increases that he is entitled to receive under his Restated Employment Agreement.)

Mr. Benaroya participates in the Company's bonus award program and received a bonus with respect to the Fall season of Fiscal 1997.

In February 1998, the Committee recommended that the Board of Directors grant a stock option to Mr. Benaroya, subject to stockholder approval, in recognition of his success in returning the Company to profitability in Fiscal 1997. See, "Approval of Management Stock Options."


                              --------------------


                                                Respectfully submitted,

Dated:  March 31, 1998                          COMPENSATION COMMITTEE
                                                Ilan Kaufthal
                                                Vincent P. Langone
                                                Richard W. Rubenstein

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors of the Company has been composed of Richard W. Rubenstein, as Chairman, Ilan Kaufthal and Vincent Langone since May 1995.

Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, is a member of the Compensation Committee of the Board of Directors of Russ Berrie and Company, Inc. Russell Berrie is the Chairman of the Board and Chief Executive Officer of Russ Berrie and Company, Inc.
and is a Director of the Company.


                            STOCKHOLDER RETURN GRAPH

The following graph shows the change at January 31, 1998 in the value of $100 invested in Common Stock of the Company on January 31, 1993 compared with the changes since then in the Standard & Poor's 500 Composite Stock Index, which includes companies that sell products other than women's apparel, and the Standard & Poor's Retail Specialty Apparel Stock Index.

                                             1/93      1/94      1/95      1/96      1/97     1/98
                                             ----      ----      ----      ----      ----     ----
UNITED RETAIL GROUP, INC.                     100        40        33        16        13       22
S & P 500                                     100       113       113       157       199       252
S & P RTL STRS (SPCLTY APP)                   100        85        68        81       103       187

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of shares of Common Stock of the Company by persons who were known by the Company to be the beneficial owners of more than 5% of the outstanding shares. All information was determined in accordance with Rule 13d-3 under the Exchange Act based on information in filings by the persons listed with the Securities and Exchange Commission. All information about beneficial ownership amounts is as of December 31, 1997, except as noted below, and the percents of outstanding shares are as of April 6, 1998.

                                             Amount and          Percent of
          Name and Address              Nature of Beneficial     Outstanding
          of Beneficial Owner                Ownership             Shares
          -------------------                ---------             ------

Limited Direct Associates, L.P. ....        2,600,000(1)            19.9%
     Three Limited Parkway
     Columbus, Ohio 43216

Mr. Raphael Benaroya ...............        2,599,507(2)            19.4%
     c/o United Retail Group, Inc. .
     365 West Passaic Street
     Rochelle Park, New Jersey 07662

Goldman, Sachs & Co. ...............        1,093,085(3)            8.4%
     85 Broad Street
     New York, New York 10004

Rockefeller & Co., Inc. .............         970,400(4)            7.4%
     30 Rockefeller Plaza
     New York, New York 10112

Cumberland Associates ..............          707,000(5)            5.4%
     1114 Avenue of the Americas
     New York, New York 10036

------------------

(1) As of February 20, 1998. Limited Direct Associates, L.P. ("LDA") is an affiliate of The Limited. See "Security Ownership of Management - Stockholders' Agreement" for a description of voting arrangements to which these shares are subject. Except for the provisions of the Restated Stockholders' Agreement, LDA has the sole right to vote and dispose of these shares.

(2) As of March 31, 1998. Includes 321,570 shares which may be acquired within 60 days by the exercise of stock options. See "Security Ownership of Management - Stockholders' Agreement" for a description of voting arrangements to which these shares are subject. Except for provisions of the Restated Stockholders' Agreement, Mr. Benaroya has the sole right to vote and dispose of these shares.

(3) Goldman, Sachs & Co., a broker-dealer and investment adviser, has shared voting power and shared dispositive power for these shares.

(4) Rockefeller & Co., Inc., an investment adviser, has the sole right to vote and dispose of these shares.

(5) As of April 6, 1998. Cumberland Associates has the sole right to vote and dispose of 667,000 of these shares and shared voting power and dispositive power for the remainder.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Officers of the Company and its subsidiaries are required to file with the Securities and Exchange Commission Statements of Changes in Beneficial Ownership with respect to the Company's Common Stock, designated as Form 4's. The Form 4's are required to be filed, with certain exceptions, if a reporting person acquires or disposes of beneficial ownership of the Company's Common Stock. Form 4's are due by the tenth of the month beginning after the reportable transaction occurs. Transactions not included on a Form 4, either pursuant to an exemption under the rules or through inadvertence, are reported after the end of the fiscal year on Annual Statements of Changes In Beneficial Ownership, designated as Form 5's. Former officers are also required to file Form 4's for up to six months.

The following information is based on the dates copies of Form 4's and Form 5's were received by the Company from reporting persons with respect to transactions in Fiscal 1997.

Jeff Krainess, a former officer of United Retail Incorporated, has not filed a Form 5 with respect to the employee stock options he had received.

                              CERTAIN TRANSACTIONS

Before July 1989, the Company was an indirect, wholly-owned subsidiary of The Limited, which has retained an interest in the Company. See, "Security Ownership of Principal Stockholders."

One THE AVENUE(R) store was subleased by United Retail Incorporated from a subsidiary of The Limited in Fiscal 1997 pursuant to an Amended and Restated Master Affiliate Sublease Agreement, dated as of July 17, 1989. United Retail Incorporated was charged approximately $0.1 million as its share of the rent in Fiscal 1997.

American Licensing Group, Inc., which is a subsidiary of The Limited, granted to United Retail Incorporated pursuant to agreements dated as of April 30, 1989, as amended (the "Accessories Sublicensing Agreements"), non-exclusive trademark sublicenses to manufacture and sell accessories with a national brand name. During Fiscal 1997, United Retail Incorporated made payments to American Licensing Group, Inc. under the Accessories Sublicensing Agreements of approximately $0.4 million, of which American Licensing Group, Inc. paid approximately $0.3 million to the licensor of the trademark. Subject to certain limitations, each of the sublicenses is renewable annually by United Retail Incorporated if the corresponding license is in effect.

Management believes that the terms of the Restated Master Affiliate Sublease Agreement and the Accessories Sublicensing Agreements are not more favorable to The Limited's affiliates than the terms that would be available in arm's length transactions between unaffiliated parties.

American Licensing Group, L.P. ("ALGLP") provides management and administrative services to American Licensing Group, Inc. under a management services agreement between ALGLP and American Licensing Group, Inc. dated as of August 26, 1989 (the "Management Services Agreement") for a base fee and a share of the net profits of American Licensing Group, Inc., provided that the amount of profit-sharing payable shall not exceed $150,000 per annum. During Fiscal 1997, total fees by American Licensing Group, Inc. to ALGLP were approximately $0.2 million. The partners of ALGLP are an affiliate of The Limited, which owns a 20% limited partnership interest, and Raphael Benaroya, Inc., an affiliate of Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, which owns an 80% partnership interest. Mr. Benaroya has advised the Company that he believes the arrangements made to have ALGLP provide management and administrative services to American Licensing Group, Inc., including the execution and delivery of the Management Services Agreement, were not more favorable to ALGLP than the arrangements that would have been available to American Licensing Group, Inc. in a transaction with a service provider unaffiliated with Mr. Benaroya.

ALGLP granted to United Retail Incorporated pursuant to agreements dated as of March 11, 1994, as amended, and March 17, 1995, respectively (the "ALGLP Sublicensing Agreements"), non-exclusive trademark sublicenses to sell foundations and sleepwear with a national brand name. During Fiscal 1997, United Retail Incorporated made payments to ALGLP under the ALGLP Sublicensing Agreements of approximately $0.6 million, of which ALGLP paid approximately $0.5 million to the licensor of the trademark. ALGLP subleases a two-room suite of offices from United Retail Incorporated, which also provides certain office services and supplies to ALGLP at estimated cost. During Fiscal 1997, ALGLP paid approximately $6,000 rent and reimbursed United Retail Incorporated approximately $30,000 (on a cash rather than an accrual basis) for office services and supplies. At January 31, 1998, the account receivable from ALGLP was approximately $5,000.

Management believes that the terms of the business arrangements between United Retail Incorporated and ALGLP are not more favorable to ALGLP than the arrangements that would be available in arm's length transactions between unaffiliated parties.

The father of Raphael Benaroya is employed by United Retail Incorporated. His salary in Fiscal 1997 was approximately $62,000.

Management believes that the terms of employment of Mr. Benaroya's father are not more favorable to him than the terms that would have been available to him from an employer unaffiliated with Mr. Benaroya.

The Company is required to bear the expenses of registering shares of Common Stock under the Securities Act as follows. Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, and the Company are among the parties to the Restated Stockholders' Agreement. Pursuant to the Restated Stockholders' Agreement, Limited Direct Associates, L.P. ("LDA"), an affiliate of The Limited, has the right ("Demand Registration Right") on two occasions to require the Company to prepare and file a registration statement under the Securities Act with respect to not more than 2,500,000 shares of Common Stock. Mr. Benaroya has a similar Demand Registration Right exercisable on one occasion with respect to an offering of not more than 2,687,500 shares of Common Stock. Further, in the event that the Company proposes to register any of its securities under the Securities Act for its own account (subject to certain exceptions), or pursuant to the exercise of a Demand Registration Right, the other parties to the Restated Stockholders' Agreement, including George R. Remeta, the Vice Chairman and Chief Financial Officer of the Company, Ellen Demaio, the Senior Vice President-Merchandise of United Retail Incorporated, and certain other stockholders are entitled to include shares in such registration, subject to the right of the underwriters of any such offering to limit the number of shares included in such registration.

On February 13, 1998, Raphael Benaroya, the Company's Chairman of the Board, President and Chief Executive Officer, and George R. Remeta, the Company's Vice Chairman and Chief Financial Officer, arranged to borrow from the Company the amount of taxes arising from their exercises of employee stock options on that date. The loans provide for advances on February 13, 1998 and April 15, 1998 in the total amount of approximately $2.1 million to Mr. Benaroya and $0.3 million to Mr. Remeta with interest payable annually in cash at the prime rate. The loans have a term of four years subject to acceleration under certain circumstances and to a call by the Company after two years with respect to half of the principal amount. Payment of the loans is secured by a pledge of the shares of the Company's Common Stock issued upon the option exercises in the amount of 777,925 shares issued to Mr. Benaroya and 116,888 shares issued to Mr. Remeta. Each loan is a full recourse obligation of the borrower.


Alan R. Jones, the Vice President - Real Estate of United Retail Incorporated, borrowed approximately $75,000 from the Company in Fiscal 1995 to pay investment expenses. The loan was a full recourse, unsecured loan payable in February 1999 subject to acceleration under certain circumstances. The loan bears interest at the prime rate plus one percentage point. After 1996, interest is payable in kind, that is, interest is added to the principal amount. The amount outstanding on March 31, 1998 was approximately $84,000. In February 1997, the Company agreed to extend the maturity of the loan to February 2001 and to forgive the loan, if Mr. Jones remains in United Retail Incorporated's employ until the extended maturity date of the loan.


                         INDEPENDENT PUBLIC ACCOUNTANTS

During Fiscal 1997, Coopers & Lybrand L.L.P. served as the Company's independent public accountants and in that capacity rendered an opinion on the Company's consolidated financial statements as of and for the year ended January 31, 1998. The Company has selected Coopers & Lybrand L.L.P. as its independent public accountants for the current fiscal year.

Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting. They will be available to respond to appropriate questions and may make a statement if they so desire.


                      APPROVAL OF MANAGEMENT STOCK OPTIONS

STOCK OPTION RESERVE

At March 31, 1998, options to purchase 81,000 shares of Common Stock of the Company were available for issuance under the 1996 Plan, equivalent to 0.6% of the outstanding shares. No options were available to be granted under the Company's previous option plans except in exchange for the surrender and cancellation of outstanding options. Excluding 300,000 shares issuable upon the exercise of the Additional Options, as defined under the subcaption "- Grant of Additional Options", there was a total of 1,337,300 options outstanding at March 31, 1998 under all the Company's option plans, equivalent to 10.2% of the outstanding shares. Thus, the Company's stock option reserve (excluding 300,000 shares issuable upon the exercise of the Additional Options) at March 31, 1998 represented 10.8% of the outstanding shares.

At March 10, 1992, the date of the Company's initial public offering, options to purchase 344,375 shares of Common Stock of the Company were available for issuance under the 1990 Plan, equivalent to 2.9% of the outstanding shares at that time. There was a total of 1,708,125 options outstanding at March 10, 1992, under all the Company's option plans, equivalent to 14.2% of the outstanding shares at that time. Thus, the Company's stock option reserve represented 17.1% of the outstanding shares at the time of the Company's initial public offering.

Giving effect to the 300,000 shares issuable upon the exercise of the Additional Options, the Company's pro forma stock option reserve at March 31, 1998 would represent 13.1% of the outstanding shares.

The weighted average exercise price of the outstanding options (including the Additional Options) was $5.92 per share at March 31, 1998 and $2.45 per share at March 10, 1992.

The options presently held by the Company's Chief Executive Officer and the four other most highly compensated executive officers of the Company and its subsidiaries, respectively, are 400,000 options by Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company (excluding the Additional Options), 160,000 options by George R. Remeta, the Vice Chairman and Chief Financial Officer of the Company (excluding the Additional Options), 125,000 options by Kenneth P. Carroll, the Senior Vice President - General Counsel of the Company, 70,000 options by Ellen Demaio, the Senior Vice President - Merchandise of United Retail Incorporated, and 50,000 options by Carrie Cline-Tunick, the Vice President - Product Design and Development of United Retail Incorporated. At March 31, 1998, other associates of the Company held a total of 454,300 options; the Public Directors of the Company (see, "Security Ownership of Management - Stockholders' Agreement) held a total of 72,000 options; and a former Director of the Company held 6,000 options.

GRANT OF ADDITIONAL OPTIONS

On February 12, 1998, the Compensation Committee of the Board of Directors of the Company (the "Committee") unanimously recommended the grant (i) to Raphael Benaroya, the Chairman of the Board, President and Chief Executive Officer of the Company, of an option to purchase 200,000 shares of Common Stock of the Company and (ii) to George R. Remeta, the Vice Chairman and Chief Financial Officer of the Company, of an option to purchase 100,000 shares of Common Stock of the Company (collectively, the two options are referred to as "Additional Options"). The Board of Directors unanimously approved the grant of the Additional Options on February 15, 1998, subject to approval by the Company's stockholders.

The following is a fair summary of the terms of the Additional Options, the complete form of which has been filed with the Securities and Exchange Commission as the appendix to this Proxy Statement. A copy of the form of the Additional Options will be supplied upon written request free of charge to any beneficial owner of shares of Common Stock of the Company. Requests for a copy should be mailed to Kenneth P. Carroll, Esq., Senior Vice President - General Counsel, United Retail Group, Inc., 365 West Passaic Street, Rochelle Park, New Jersey 07662, or sent by e-mail to kencarroll@ibm.net.

PURPOSES OF THE ADDITIONAL OPTIONS

The purposes of the Additional Options are to reward the success of the optionees in returning the Company to profitability in Fiscal 1997 and to provide an additional incentive for them to remain in the Company's employ during the five-year vesting period of the Additional Options (the other options held by the optionees will be fully vested in 2000). The Company will not receive any consideration for issuing the Additional Options.

ADMINISTRATION

The Committee administers the Additional Options. The Committee has the full power to interpret the provisions of the Additional Options and to take such action as it deems necessary or advisable for the administration of the Additional Options.

TYPE OF AWARD

The Additional Options are nonqualified stock options ("NSO's") under the Internal Revenue Code and the regulations thereunder (the "Code").

VESTING

The Additional Options will vest 20% annually commencing on the completion of the first full year after the date of grant.

EXERCISE OF OPTIONS

An Additional Option may be exercised by written notice to the Company stating the number of shares of Common Stock with respect to which the Option is being exercised and tendering payment therefor. Shares of Common Stock already held by the optionee for at least six months (valued at the fair market value on the date of exercise) may be tendered in payment of the exercise price.

NONTRANSFERABILITY OF OPTIONS

Additional Options are not transferable except by will, under applicable laws of descent and distribution, pursuant to qualified domestic relations orders (as defined in the Code), to members of the immediate family of an optionee and, under certain circumstances, to the trustee under the Company's Supplemental Retirement Savings Plan (see, "Executive Compensation - Retirement Savings Plan").

EXPIRATION OF OPTIONS

The Additional Options will expire on February 15, 2008.

TERMINATION OF OPTIONS

Additional Options may be exercised within 90 days after the termination of an optionee's employment (other than by death or total disability). Upon the death of an optionee while employed by the Company (or upon death within 90 days after termination of employment), Additional Options shall remain exercisable for one year following termination. Upon total disability of an optionee while employed by the Company, Additional Options shall remain exercisable for one year following termination. In no case, however, shall an Additional Option be exercisable later than February 15, 2008.

ADJUSTMENT UPON CHANGES IN CAPITALIZATION

The number and class of shares available under the Additional Options may be adjusted by the Committee to prevent dilution or enlargement of rights in the event of various changes in the capitalization of the Company.

EXERCISE PRICE

The option price per share of the Additional Options was 100% of the fair market value of the Common Stock on the date of the grant by the Board of Directors, that is, $6.3125 per share.

ACCOUNTING TREATMENT

In the event that the fair market value per share of Common Stock on May 21, 1998 exceeds $6.3125, the Company will make a non-cash compensation expense accrual with respect to each of the 300,000 Additional Options equal to the excess over $6.3125. The accrual will be made ratably over the five-year vesting period of the Additional Options. The last reported sale price of the Common Stock on the National Association of Securities Dealers, Inc. National Market System on April 3, 1998 was $6.5625 per share. No additional compensation expense will accrue in connection with the exercise of the Additional Options.

FEDERAL INCOME TAX CONSEQUENCES

The following summary of federal tax consequences is based on the Code as presently in effect, and is subject to amendments to the Code.

There was no Federal income tax consequence to the optionee or the Company upon the grant of the Additional Options by the Board of Directors of the Company and there will be no consequences upon approval by the Company's stockholders.

Upon exercise of an Additional Option, an optionee will recognize ordinary income in an amount equal to (i) the fair market value, on the date of exercise, of the acquired shares, less (ii) the exercise price. The Company will be entitled to a tax deduction in the same amount.

TAX PAYMENT LOAN GUARANTY

The Committee will have authority on the exercise by the optionee of an Additional Option to authorize an unconditional guaranty of payment by the Company of a full recourse loan on terms acceptable to the Committee obtained by the optionee who exercised the Option from a commercial bank or a registered broker-dealer for the exclusive purpose of paying personal income or excise taxes incurred as a result of such exercise. Loan guaranties will be issued if the Committee, in its sole discretion, determines them to be appropriate and in the best interests of the Company to assist in the payment of income and excise taxes incurred on exercise of an Additional Option.

TAX WITHHOLDING

The Committee may either require payment or retain shares of Common Stock otherwise issuable under the Additional Options, in order to satisfy applicable withholding tax requirements.

APPROVAL OF OPTION GRANTS

The Board of Directors of the Company recommends approval of the Additional Options. Approval of the Additional Options requires the affirmative vote of a majority of the votes cast at the Annual Meeting of Stockholders. FOR votes will be counted in favor of approval of the Additional Options. AGAINST votes will be counted as opposing approval of the Additional Options. ABSTAIN votes will not be counted for or against approval, but will be counted for quorum purposes. Broker non-votes will not be counted for any purpose.

It is the intention of the persons named in the accompanying form of proxy to vote FOR approval of the Additional Options unless a contrary choice is indicated by the stockholder executing the proxy.


                                  OTHER MATTERS

           The Board of Directors knows of no other matters to be brought before the Annual Meeting of Stockholders. However, if other matters should come before the meeting, it is the intention of each of the persons named in the proxy to vote in accordance with his judgment on such matters.


                              STOCKHOLDER PROPOSALS

Any proposals of stockholders that are intended to be presented at the 1999 Annual Meeting of Stockholders, but which are not received by the Secretary of the Company at the principal executive offices of the Company on or before December 28, 1998 may be omitted by the Company from the proxy statement and form of proxy relating to that meeting.


                            EXPENSES OF SOLICITATION

The expenses of preparing, assembling, printing and mailing the proxy and the material used in solicitation of proxies will be paid by the Company. In addition to the use of the mails, solicitation may be made by associates of the Company by telephone, mailgram, facsimile and personal interview. The Company does not expect to pay any compensation for the solicitation of proxies.

                                             By Order of the Board of Directors,

                                             RAPHAEL BENAROYA


                                             Raphael Benaroya
                                             Chairman of the Board

                                                     APPENDIX TO PROXY STATEMENT

                            UNITED RETAIL GROUP, INC.
                             STOCK OPTION AGREEMENT


This STOCK OPTION AGREEMENT (the "Option"), dated May 21, 1998, between UNITED RETAIL GROUP, INC., a Delaware corporation (the "Company"), and
__________________, (the "Optionee").

WHEREAS, the Company desires to retain the Optionee in its employ and to provide a long range inducement for him to remain with the Company; and

WHEREAS, the Board of Directors of the Company granted the Options on February 15, 1998 and the stockholders of the Company approved the same on May 21, 1998;

NOW, THEREFORE, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS. The following terms have the following meanings when used in this Option, in both singular and plural forms:

"ASSIGNEE" means a member of the immediate family of an Optionee to whom the Optionee has assigned an Option.

"CHANGE IN CONTROL" means (a) the acquisition after February 15, 1998 by any person (defined for the purposes of this Section to mean any person within the meaning of Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act")), other than the Company, the Chief Executive Officer of the Company, or an employee benefit plan created by the Board of Directors of the Company for the benefit of its associates, either directly or indirectly, of the beneficial ownership (determined under Rule 13d-3 of the Regulations promulgated by the Securities and Exchange Commission ("SEC") under Section 13(d) of the Exchange
Act) of any securities issued by the Company if, after such acquisition, such person is the beneficial owner of securities issued by the Company having 20% or more of the voting power in the election of Directors at the next meeting of the holders of voting securities to be held for such purpose of all of the voting securities issued by the Company, if such person acquired such beneficial ownership without the prior consent of the Board of Directors of the Company;
(b) the election of a majority of the Directors, elected at any meeting of the holders of voting securities of the Company, who were not nominated for such election by the Board of Directors or a duly constituted committee of the Board of Directors; or (c) the merger or consolidation with or transfer of substantially all of the assets of the Company to another person if the Board of Directors does not adopt a resolution, before the Company enters into any agreement for such merger, consolidation or transfer, determining that it is not a Change in Control.

"CODE" means the Internal Revenue Code of 1986, as now in effect or hereafter amended and as now or hereafter interpreted, construed and applied by regulations, rulings and cases.

"COMMITTEE" means (a) the members of the Compensation Committee of the Board of Directors of the Company who are non-employee directors within the meaning of SEC Rule 16b-3(b)(3)(i), who, if they are fewer than all the members, shall constitute an ad hoc committee of the Board of Directors, or (b) if the Compensation Committee has fewer than two members who are such non-employee directors, such other committee of the Board of Directors of the Company having at least two members who are such non-employee directors as may be designated from time to time by the Board of Directors of the Company, provided, however, that if any such Committee is not composed exclusively of such non-employee directors, the Committee will consist only of those members who are such non-employee directors.

"DISABILITY" means a disability as defined under the Company's long-term disability benefits plan in effect on the date hereof.

"HOLDER" means the person who is, at the time of reference, entitled to exercise an Option.

"NONINCENTIVE OPTION" means any Option which does not meet the requirements of
Section 422 of the Code.

"NOTICE OF EXERCISE" means a notice of exercise of any Option in a form determined by the Committee.

"OPTION PRICE" means $6.3125, subject to adjustment in accordance with Section 6.7.2.

"OPTIONS" means the stock purchase rights provided for in this Option.

"SHARES" means shares of Common Stock, with par value equal to $.001 per share, of the Company.

"TERMINATION" means the termination of the Optionee's employment with the Company. If the Optionee is absent from employment with the Company for a reason or purpose and for a period of time approved by the Committee, in its sole discretion, he shall not for the period of such absence be deemed, solely because of such absence, to have suffered a Termination, unless and until the Committee otherwise determines.

"TERMINATION DATE" means February 15, 2008.

"VALUE" means (a) if the Shares are listed or admitted to trading on a national securities exchange (including the National Market System of the National Association of Securities Dealers Automated Quotation System ("NASDAQ")), the closing price of Shares on the principal securities exchange on which the Shares are listed or admitted to trading on the day prior to the date of determination, or if no closing price can be determined for the date of determination, the most recent date for which such price can reasonably be ascertained, or (b) if the Shares are not listed or admitted to trading on a national securities exchange but are publicly traded, the mean between the representative bid and asked prices of the Shares in the over-the-counter market at the closing of the day prior to the date of determination or the most recent such bid and asked prices then available, as reported by NASDAQ or if the Shares are not then quoted by NASDAQ as furnished by any market maker selected from time to time by the Company for that purpose, or (c) if neither (a) nor (b) is applicable, the fair market value on the applicable date as determined by the Committee in good faith using factors the Committee deems to be relevant including but not limited to any sale of Shares to an independent third party.

SECTION 2.        GRANT OF OPTIONS.

         2.1. GRANT. The Company does hereby grant to the Optionee the right and option from time to time to purchase up to an aggregate of ___,000 Shares at the Option Price subject to the following terms and conditions.

         2.2. TERMS OF OPTIONS.

                  2.2.1.  The Options have the following terms:

                           (a)  The Options are Nonincentive Options.

                           (b)  The Options will become exercisable as to 20% of
 the Shares subject to the Options on February 15, 1999 and as to an additional 20% of such Shares on the completion of each full year thereafter until Termination of the Optionee.

                           (c)  Each Option will lapse on the earliest of (i)
February 15, 2008, (ii) the date one year after the Termination of the Optionee if the Termination is due to death or Disability or if the Optionee dies within 90 days of the date of Termination, or (iii) the date 90 days after Termination for any other reason.

                  2.2.2. Subject to Section 3.2, each Option will become immediately exercisable as to 100% of the Shares subject to the Option upon (a) a Change in Control, or (b) the Optionee's death or Disability.

                  2.2.3. If the Optionee shall so direct at least 60 days prior to the date of exercise, either (i) the Shares issued upon exercise of the Option shall be issued and registered on the Company's stockholder list as follows: the number of Shares having a Value on the date of exercise equal to the exercise price paid in connection with the exercise shall be issued to and registered in the name of the Optionee and the remainder of the Shares shall be issued to and registered in the name of the trustee under the Company's Supplemental Retirement Savings Plan, or (ii) the number of Shares otherwise issuable upon exercise of the Option shall be reduced by the number of Shares having a Value on the date of exercise equal in the aggregate to the exercise price of the gross number of Options and the net number of Shares after such reduction shall be issued to and registered in the name of the trustee under the Company's Supplemental Retirement Savings Plan.

SECTION 3.        RESTRICTIONS ON ISSUANCE OF SHARES.

         3.1. LEGAL REQUIREMENTS. No Shares will be issued unless and until all applicable requirements imposed by federal and state securities laws and by any stock exchanges or NASDAQ upon which the Shares may be listed have been fully met.

         3.2. SIX MONTH RULE. Nothing herein will permit an Option to be exercisable within six months of the date hereof except in the case of the Optionee's death.

SECTION 4. TAX PAYMENT LOAN GUARANTY. The Committee will have authority on the exercise by the Optionee of an Option to authorize an unconditional guaranty of payment by the Company of a full recourse loan on terms acceptable to the Committee obtained by the Optionee from a commercial bank or a registered broker-dealer for the exclusive purpose of paying personal income or excise taxes incurred as a result of such exercise. Loan guaranties will be issued if the Committee, in its sole discretion, determines them to be appropriate and in the best interests of the Company to assist in the payment of income and excise taxes incurred on exercise of such Option.

SECTION 5.        EXERCISE OF OPTIONS.

         5.1. NOTICE OF EXERCISE. Options may be exercised only by delivery to the Vice President- Human Resources or such other person designated by the Committee of a Notice of Exercise and payment under Section 5.2 for the Shares. Except as specifically provided, an Option shall be exercisable during the Optionee's lifetime only by the Optionee or his Assignee.

         5.2. DELIVERIES ON EXERCISE.

                  5.2.1. Any Notice of Exercise will be effective only if the Holder pays to the Company the Option Price for the portion of any Option being exercised and pays the Company an amount equal to any tax withholding required to be made.

                  5.2.2. The Holder may, in his or her sole discretion, pay all or a portion of the Option Price for the portion of an Option being exercised by surrender and delivery of Shares already owned by the Holder for not less than six months. Any such Shares delivered in full or partial payment of the Option Price shall be valued at the Value as of the date of receipt of the Shares by the Company.

                  5.2.3. The Committee may, in its sole discretion, permit all or a portion of any amount required to be withheld for taxes to be paid by surrendering and delivering Shares already owned by the Holder or by withholding a portion of the Shares that otherwise would be issued to the Holder upon exercise of the Option. Any such Shares surrendered or withheld will be valued at the Value as of the date of receipt for surrendered Shares or as of the date of exercise of the Option for withheld Shares. Any election to have Shares withheld from the Shares that would otherwise be issued to the Holder upon exercise must be made during or as of the period beginning on the third business day following the date of release of quarterly or annual financial data of the Company and ending on the twelfth business day following such date.

         5.3. TIME AND MANNER RESTRICTIONS. The Committee has the right to limit the time and manner of exercise of Options to comply with applicable law including but not limited to federal securities laws.

         5.4. DELIVERY OF SHARES. As soon as reasonably practicable following exercise, a certificate representing the Shares purchased will be registered in the name of the Holder and delivered to the Holder or, at the direction of the Holder in accordance with Section 2.2.3, registered in the name of the trustee under the Company's Supplemental Retirement Savings Plan and delivered to the trustee.

SECTION 6.        THE COMMITTEE.

         6.1. POWERS OF COMMITTEE. The Committee will have the power to do the following:

                  6.1.1. To maintain records relating to Optionees, Assignees and Holders;

                  6.1.2. To prepare and furnish to Optionees, Assignees and Holders all information required by applicable law;

                  6.1.3. To construe and apply the provisions of this Option and to correct defects and omissions herein;

                  6.1.4.   To provide procedures for determination of claims;

                  6.1.5. To make any factual determinations necessary or useful; and

                  6.1.6.   To adopt and revise rules, regulations and policies.

         6.2. DELEGATION. The Committee may delegate to any one or more of its number authority to sign any documents on its behalf or to perform ministerial acts, but no person to whom such authority is delegated shall perform any act involving the exercise of any discretion without first obtaining the concurrence of a majority of the members of the Committee, even though he or she alone may sign any document required by third parties. The Committee may designate a secretary, who may be a member of the Committee. All third parties may rely on any communication signed by the secretary, acting as such, as an official communication from the Committee.

         6.3. BINDING EFFECT OF ACTIONS. All actions taken by the Committee will be final and binding on all persons.

         6.4. INDEMNIFICATION. No member of the Committee, nor any associate to whom ministerial duties have been delegated, shall be personally liable for any action, interpretation or determination made with respect to this Option, and each member of the Committee shall be fully indemnified and protected by the Company with respect to any liability he or she may incur with respect to any such action, interpretation or determination, to the extent permitted by applicable law and to the extent provided in the Company's Certificate of Incorporation and By-laws, as amended from time to time.

         6.5. GENERAL. The Committee may, subject to the consent of the Holder under Section 7, where the action impairs or adversely alters the rights of the Holder, at any time and from time to time after the date hereof modify the terms hereof to terms which would have been permitted on the date hereof.

         6.7. ANTIDILUTION PROVISIONS. If, as a result of a stock split, stock dividend, combination or exchange of shares, exchange for other securities, reclassification, reorganization, redesignation, recapitalization or other such change, the Shares are increased or decreased or changed into or exchanged for a different number or kind of shares of stock or other securities of the Company or of another corporation; then:

                 6.7.1. The number and kind of shares of stock or other securities into which each outstanding Share is changed or for which each such Share may be exchanged, will automatically be substituted for each Share subject to an unexercised Option.

                  6.7.2. The Option Price will be increased or decreased proportionately so that the aggregate Option Price for the securities subject to the Option remains the same as immediately prior to such event and the ratio of the Option Price to the Value of the securities subject to the Option is no more favorable to the Holder than the ratio of the Option Price to the Value immediately before such event.

                  6.7.3. The Committee shall make such other adjustments as may be appropriate and equitable, and not confer on the Holder more favorable benefits than those of the Holder before the event, which adjustments may provide for the elimination of fractional shares or units.

         6.8. MERGER OF THE COMPANY. If, directly or indirectly, (a) the Company is a party to a merger or consolidation agreement with a corporation that is not a subsidiary of the Company, (b) the Company is a party to an agreement to sell substantially all of its assets to any person other than a subsidiary of the Company, or (c) any person other than the Company or one of its subsidiaries has publicly announced an offer to purchase more than 5% of the outstanding voting securities of the Company, the Committee, in its sole discretion, may provide that, for a period beginning on the later of the date six months after the date hereof or 15 days before the closing of any such proposed transaction, and not extending beyond the earlier of the date on which the Options would otherwise lapse and the date of the closing of such proposed transaction, all Options may be exercised by the Holders in whole or in part during such period, and that upon the closing of such proposed transaction, all Options will expire and be null and void. At least 15 days prior to the closing of such proposed transaction, the Company must notify each Holder that the Option is exercisable under this Section. If the agreement for such proposed transaction is terminated, (a) all exercises under this Section of Options will be void ab initio (from the outset), (b) the Company will refund the applicable Option Price and withholding tax and the Holder will return any Shares issued, and (c) the Option will be reinstated and exercisable thereafter on the terms of the Options without regard to that application of this Section.

         6.9. AUTHORITY TO ACCELERATE. Notwithstanding anything else in this Option to the contrary other than Section 3.2, the Committee may, at any time or from time to time, accelerate the time at which Options become exercisable or waive any provisions of this Option relating to the manner of payment or procedures for the exercise of any Options. Any such acceleration or waiver may be made effective (a) with respect to some or all of the Shares subject to an Option or (b) for a period of time ending at or before the expiration date of any Option. If the waiver of any provisions constitutes a new grant of an Option or the grant of an additional derivative security for purposes of SEC Rule 16b-3, the date of the waiver will be deemed to be a new grant for purposes of
Section 3.2.

SECTION 7. AMENDMENT TO THIS OPTION.

         No amendment to the terms of this Option shall be made so as to impair or adversely alter the rights of any Holder without such Holder's consent. Actions by the Committee under Section 6.7 or 6.8 do not constitute an amendment of this Option.


SECTION 8. SHARES RESERVED. The maximum number of Shares which may be issued under this Option will be ___,000 Shares, subject to adjustment under Section 6.7.1, and such number of Shares will be reserved for issuance. The Shares issued on exercise of Options may be authorized and unissued Shares or Shares held by the Company as treasury stock. If any Option terminates, expires, lapses or is canceled as to any Shares, it shall be extinguished, the applicable stock option reserve shall also terminate and the Option shall not be regranted.

SECTION 9. MISCELLANEOUS.

         9.1. REGISTRATION. The Company shall (i) prepare and file with the SEC a Registration Statement with respect to this Option as may be necessary or advisable to permit the continued and uninterrupted exercise of Options and the resale of Shares purchased pursuant to the exercise of Options or as may be required by the SEC, (ii) execute such other documents, and take such other actions, as may be necessary or advisable to cause the Registration Statement, as the same may be amended, to comply with the Securities Act of 1933 (the "Securities Act") and the Rules and Regulations thereunder, and (iii) register and qualify all Shares purchased pursuant to the exercise of Options for resale by the Holder in the State of New Jersey. An amendment to the Registration Statement necessary for the resale of Shares purchased pursuant to the exercise of Options shall be filed by the Company within five business days after the Secretary of the Company receives a written request from a Holder to file an amendment. The Registration Statement shall not be withdrawn by the Company until all the Options shall have lapsed, or until all Shares purchased upon the exercise of Options shall have been resold, as the case may be.

         9.2. NO RIGHT TO EMPLOYMENT. Nothing in this Option will confer upon the Optionee any right to continue in the employment of the Company or to be entitled to any remuneration or benefits not set forth in this Option or interfere with or limit the right of the Company to terminate the Optionee's employment at any time.

         9.3. SUCCESSORS AND ASSIGNS. The obligations of the Company under this Option will be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

         9.4. RIGHTS AS STOCKHOLDER. No Holder will have any of the rights of a stockholder of the Company with respect to the Shares issuable under Options until certificates for such Shares have been issued.

         9.5. EXPENSES. All expenses and costs in connection with administration of this Option will be borne by the Company.

         9.6. SECTION 16. Any provision of this Option will be deemed amended and void to the extent it causes a violation under Section 16 of the Exchange Act and the rules thereunder.

         9.7. LIMITATION OF LIABILITY. The liability of the Company under this Option or in connection with any exercise of an Option is limited to the obligations expressly set forth in this Option and no term or provision of this Option will be construed to impose any further or additional duties, obligations or costs on the Company not expressly set forth in this Option.

         9.8. BENEFICIARIES AND ASSIGNMENT OF RIGHTS. No right under this Option may be assigned, pledged, hypothecated, given, or otherwise transferred by the Holder, except that (a) an Optionee will be entitled to designate a beneficiary of the Option upon the Optionee's death by delivering such designation in writing to the Committee, (b) if no such designation is made by the Optionee, the Option will be transferred upon the Optionee's death as determined under the applicable laws of descent and distribution, (c) an Option shall be transferred in accordance with a qualified domestic relations order (as defined in the Code), and (d) an Optionee will be entitled to assign an Option to a member of his immediate family, who, after such assignment, shall have all the rights and obligations of the Optionee with respect to the Option, provided, however, that the provisions of this Option relating to death, Disability, Termination and employment, including vesting provisions, shall remain unchanged and shall continue to refer to the Optionee. If an Optionee suffers a Disability and does not have the capacity to exercise an Option, such Option will be exercisable by the Optionee's guardian or attorney-in-fact during the Optionee's lifetime.

         9.9. NOTICES. Notices required or permitted to be made under this Option will be sufficiently made if personally delivered or sent by first-class, registered, or certified mail addressed (a) to the Holder at the Holder's address as set forth in the books and records of the Company, or (b) to the Company or the Committee at the principal office of the Company to the attention of the Vice President-Human Resources. Any party may change its address through the method described above.

         9.10. CAPTIONS. The captions and section numbers appearing in this Option are inserted only as a matter of convenience. They do not define, limit, construe or describe the scope or intent of the provisions of this Option.

         9.11. APPLICABLE LAW. This Option will be governed by and interpreted, construed, and applied in accordance with the laws of the State of New Jersey to the extent that they apply.

         9.12. SEVERABILITY. If any provisions of this Option are held illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of this Option, and this Option will be construed and enforced as if the illegal or invalid provision had not been included.

         9.13. INTEGRATION. This Option, the Optionee's Restated Employment Agreement and the Certificate of Incorporation as amended and restated from time to time, and By-Laws of the Corporation as amended and restated from time to time, contain the entire understanding of the parties with respect to their subject matter. There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings with respect to the subject matter hereof other than those expressly set forth herein and therein. This Option supersedes all prior agreements and understandings between the parties with respect to its subject matter other than the Optionee's Restated Employment Agreement, the Certificate of Incorporation and By-Laws of the Corporation.

         IN WITNESS WHEREOF, the undersigned have signed this Stock Option Agreement as of the year and date first above written.


                                            UNITED RETAIL GROUP, INC.


                                            By:___________________________
                                                     Senior Vice President


                                            ______________________________
                                            Name:

                           UNITED RETAIL GROUP, INC.
                              1998 ADMITTANCE CARD

If you plan to attend the Annual Meeting of Stockholders to be held on May 21, 1998 at 11:00 a.m., this form may be used as an admittance card. Please fill in your name(s) and address and present it to the usher.


------------------------------------    -----------------------------------
Name(s)    (please print)               Number of Shares Beneficially Owned


------------------------------------
Street Address


------------------------------------
City and State              Zip Code

                                 DIRECTIONS TO
                              SHERATON CROSSROADS
                                 HOTEL & TOWERS
                          Crossroads Corporate Center
                                 Route 17 North
                         Mahwah, New Jersey 07435-0001
                                 (201) 529-1660


FROM ROUTE 17 NORTH:

Exit Crossroads Corporate Centre / Sharp Plaza on the right
(The exit is just north of the Route 202 exit after the underpass)


FROM GARDEN STATE PARKWAY:

Exit 163 to Route 17 North for 12 miles
(See "From Route 17 North" above)


FROM GEORGE WASHINGTON BRIDGE:

Route 4 West to Route 17 North for 15 miles
(See "From Route 17 North" above)


FROM NEW JERSEY TURNPIKE:

Exit 18E to Route 80 West to Garden State Parkway North
(See "From Garden State Parkway" above)

                           UNITED RETAIL GROUP, INC.
               THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints RAPHAEL BENAROYA and GEORGE A. REMETA and each of them, with power of substitution in each, proxies to represent the undersigned and to vote, as noted below, all the common stock of UNITED RETAIL GROUP, INC., which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders to be held on May 21, 1998 at 11:00 A.M., or any adjournments thereof.

1. ELECTION OF DIRECTORS

   / /  FOR all Nominees listed below              / /  WITHHOLD AUTHORITY
        (except as marked to the contrary below)        to vote for all nominees listed below

   Nominees:  Joseph A. Alutto, Raphael Benaroya, Russell Berrie, Joseph Ciechanover,
      Ilan Kaufthal, Vincent Langone, George R. Remeta and Richard W. Rubenstein

(Instruction:  To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below.)

------------------------------------------------------------------------------------------------
2. APPROVAL OF ADDITIONAL MANAGEMENT OPTIONS

                      FOR  / /      AGAINST  / /        ABSTAIN  / /


                 (Continued and to be signed on opposite side)

3. In their discretion: (i) upon other matters as may properly come before the meeting, (ii) as to the election of directors and the approval of the Additional Management Options, if the appropriate box above is not marked, (iii) for the election of a substitute for any of the nominees listed above who become(s) unable to serve, and (iv) on matters incidental to the conduct of the meeting.

   The shares represented hereby will be voted as instructed by the undersigned. If the appropriate box is not marked, the proxies appointed hereby intend to vote FOR all the nominees listed and FOR approval of the Additional Management Options.

   Please specify your vote by marking the appropriate box and date and sign your name below.

                                          Dated                         , 1998
                                                ------------------------

                                          Signature
                                                    --------------------------

                                          Signature
                                                    --------------------------